                                                           Exhibit 14(b)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration
Statement on Form N-14 of our report dated February 8, 2002, relating to the financial statements and financial highlights of Ivy Cundill Global
Value Fund, Ivy Developing Markets Fund, Ivy European Opportunities Fund,
Ivy Global Fund, Ivy Global Natural Resources Fund, Ivy Global Science &
Technology Fund, Ivy International Fund, Ivy International Small Companies
Fund, Ivy International Value Fund, Ivy Pacific Opportunities Fund, Ivy
Growth Fund, Ivy US Blue Chip Fund, Ivy US Emerging Growth Fund, Ivy Bond
Fund and Ivy Money Market Fund, which appears in the Statement of
Additional Information, which is also incorporated by reference into the
Registration Statement.

/s/PricewaterhouseCoopers LLP

Ft. Lauderdale, Florida
March 14, 2003